Exhibit  99.1  -  Press  release  issued  September  16,  2003
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SEMCO ENERGY
28470 13 Mile Road Suite 300
Farmington Hills, MI 48334




FOR  IMMEDIATE  RELEASE

ANALYSTS  CONTACT:  THOMAS  CONNELLY
DIRECTOR  OF  INVESTOR  RELATIONS
Phone:  248-702-6240
FAX:  248-702-6303
E-mail:  thomas.connelly@semcoenergy.com

MEDIA  CONTACT:  FRANCIS  R.  LIEDER,  JR.
DIRECTOR  OF  CORPORATE  COMMUNICATIONS  &  MEDIA  AFFAIRS
Phone:  810-987-2200  Ext.  4186
Fax:  810-989-4098
E-mail:  francis.lieder@semcoenergy.com



                  SEMCO ENERGY TO SELL ALASKA PIPELINE COMPANY

     FARMINGTON HILLS, MI, September 16, 2003, SEMCO ENERGY, Inc. (NYSE:SEN) and Atlas Pipeline Partners, L.P. (AMEX:APL) today announced that SEMCO has entered into a definitive agreement to sell Alaska Pipeline Company (APC) to Atlas Pipeline Partners, L.P. for $95 Million.
     APC owns and operates the high-pressure gas pipelines that transport gas from Alaska's Cook Inlet gas fields to ENSTAR Natural Gas Company's distribution system and various commercial customers of ENSTAR. ENSTAR is a division of SEMCO ENERGY, serving 112,000 customers in south-central Alaska, including Anchorage. APC has no employees and ENSTAR is APC's only customer.
     Atlas Pipeline Partners, L.P. owns and operates natural gas pipeline gathering systems through its operating partnership and its operating subsidiaries. Its primary asset consists of approximately 1,380 miles of intrastate gathering systems located in eastern Ohio, western New York and western Pennsylvania.
     The sale is structured to have no effect on ENSTAR's customers or employees. ENSTAR will purchase all of APC's gas transmission capacity for at least 10 years and will operate APC's pipelines for a minimum of 5 years. There are no plans to change rates, the services offered, pipeline operations, customer service, gas supply, or staffing as a result of the sale. The sale is subject to various regulatory approvals, including approval by the Regulatory Commission of Alaska. McDonald Investments Inc. acted as adviser to SEMCO ENERGY in the transaction.
     "SEMCO ENERGY's mission is to provide excellent service to its customers and an attractive investment return to its shareholders. We have been pursuing actions, including the sale of certain Company assets, that will pay down debt in order to improve the financial position and thus the long-term value of the Company. The proceeds from the sale of APC will be used to reduce debt and is consistent with the goal of improving our capital structure," said Marcus Jackson, SEMCO ENERGY Chairman, President and Chief Executive Officer.
     Michael Staines, President and Chief Operating Officer of Atlas, expressed his pleasure at reaching this agreement and said "Atlas is aware of the importance of APC's pipeline system to south-central Alaska and looks forward to participating in the continuing development of the pipelines necessary to serve ENSTAR's customers."

     SEMCO ENERGY, Inc. distributes natural gas to more than 385,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It owns and operates businesses involved in natural gas pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.